UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-k

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/29/2008

CECO ENVIRONMENTAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-7099

DE	13-2566064
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3120 Forrer Street, Cincinnati, OH 45209
(Address of principal executive offices, including zip code)

(416) 593-6543
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 29, 2008, the Compensation Committee of CECO Environmental Corp. ("CECO") granted 16,500 restricted shares to Richard J. Blum, President, 12,400 restricted shares to David D. Blum, Executive Vice President, and 12,000 restricted shares to Dennis W. Blazer, CFO and Vice President--Finance and Administration. The restricted shares were granted under the CECO Environmental Corp. 2007 Equity Incentive Plan (the "Plan"). Fifty percent of the shares will vest on March 31, 2009 if the amount of CECO's income from operations (not including the operations from Fisher-Klosterman, Inc.) before executive bonuses for 2008 exceeds $8.5 million. If the amount of CECO's income from operations exceeds $11 million (including operations from Fisher-Klosterman, Inc.) before executive bonuses for 2008, then fifty percent of the shares will vest on March 31, 2009. In addition, to the extent Mr. Richard Blum, Mr. David Blum and Mr. Blazer meet the individual established goals agreed to by the Compensation Committee in 2008, the Compensation Committee may in its discretion grant a cash award bonus to them of up to $33,000, $24,800, and $24,000, respectively, payable on or before March 15, 2009, which in each case equals 10% of their current respective salaries.

The Compensation Committee will determine whether the goals are met in each case.

On May 29, 2008, the Compensation Committee approved an increase in Richard J. Blum's salary from $330,000 to $345,000, David D. Blum's salary from $248,000 to $260,000 and Dennis W. Blazer's salary from $240,000 to $260,000, all effective as of July 1, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2008	By:	/s/ Phillip DeZwirek
Phillip DeZwirek
CEO